UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2011

American Realty Capital Healthcare Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-169075	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On June 21, 2011, American Realty Capital Healthcare Trust, Inc. (the “Company”), through its sponsor, American Realty Capital V, LLC, closed its acquisition of a free-standing fee simple ambulatory surgery center in Texarkana, Texas (the “Property”) at a purchase price of $4.5 million at a capitalization rate of 9.57% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price).

The tenant of the Property is Texarkana Surgery Center, L.P. (“Texarkana Surgery”), which is an operating joint venture between Symbion, Inc. (“Symbion”) and a 23-member physician group. The physician group and Symbion own 42% and 58% of Texarkana Surgery, respectively. The seller of the Property is Westminster Texarkana, L.P. (the “Seller”). The Seller has no material relationship with the Company and the acquisition of the Property is not an affiliated transaction.

The Company funded the acquisition, excluding acquisition costs, of the Property with (a) net proceeds from its ongoing offering of approximately $2.2 million and (b) a $2.25 million mortgage loan received from Guaranty Bond Bank. The mortgage loan bears an interest rate of 5.50% and matures in June 2016. Payments of principal and interest will be made on a 25-year amortization schedule, with all principal outstanding being repaid on the maturity date. A description of the terms of the mortgage loan is included in Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Property contains 18,268 rentable square feet which includes four operating rooms, a pre-op holding area, a recovery room, an x-ray room and a minor procedure room. The Property was completed as a build-to-suit facility for the physicians in 1995 that later formed Texarkana Surgery with Symbion in 2000. The Property is 100% leased to Texarkana Surgery. The lease has a ten-year term and expires on April 30, 2021. The lease contains 2.0% fixed annual rental escalations during the primary term and one renewal option of five years.  The lease is double net whereby the Company is responsible for maintaining the roof and structure of the building and Texarkana Surgery is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term will be approximately $393,000.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing the Company’s 2011 Federal tax return.

The annual realty taxes payable on the Property for the calendar year 2011will be approximately $70,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 21, 2011, the Company, through its sponsor, American Realty Capital V, LLC, incurred a $2.25 million mortgage loan in connection with the acquisition of the Property. The mortgage loan was made by Guaranty Bond Bank. The mortgage loan bears an interest rate of 5.50% and matures in June 2016. Payments of principal and interest will be made on a 25-year amortization schedule, with all principal outstanding being repaid on the maturity date. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid from time to time and at any time, in whole or in part, without premium or penalty.

Item 8.01.    Other Events.

On June 24, 2011, the Company issued a press release attached hereto as Exhibit 99.1 announcing the closing of the Company’s acquisition of the Property.

Item 9.01.    Financial Statements and Exhibits.

(a)(4)
The audited financial statements relating to the portfolio required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K.  The Company will file such audited financial statements with the U.S. Securities and Exchange Commission within 71 calendar days of the date of the closing of the acquisition, or August 31, 2011.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated June 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: June 24, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors